Exhibit 1.5
INTRODUCED
on the basis of resolution on an increase in Mechel OAO charter capital
(Mechel OAO Board of Directors Meeting Minutes
unnumbered dated May 14, 2008)
accounting for amendments introduced under
Mechel OAO Board of Directors resolution
(Mechel OAO Board of Directors Meeting Minutes
unnumbered dated September 19, 2008)
and report on results of issue of
Mechel OAO preferred registered book-entry shares
registered by Federal Service for Stock Markets of Russia April 14, 2009,
state registration number of the issue 2-01-55005-E dated June 5, 2008
Amendments to the Charter of Mechel Open Joint-Stock Company
(hereinafter, the Company)
Moscow, 2009

1. The version of Clause 7.1 of the Charter of the Company to be as follows:
7.1. Charter Capital of the Company amounts to 5 550 276 600 (five billion five hundred fifty million two hundred seventy-six thousand six hundred) rubles.
2. The version of Clause 7.1 of the Charter of the Company to be as follows:
7.2. Charter Capital of the Company is composed of nominal value of 416 270 745 (four hundred sixteen million two hundred seventy thousand seven hundred forty-five) ordinary registered shares of nominal value of 10 (ten) rubles each and 138 756 915 (one hundred thirty-eight million seven hundred fifty-six thousand nine hundred fifteen) preferred registered shares of nominal value of 10 (ten) rubles each.
3. The version of first paragraph of Clause 7.3 of the Charter of the Company to be as follows:
7.3 The amount of offered shares of the Company amounts to 555 027 660 shares, of these 416 270 745 (four hundred sixteen million two hundred seventy thousand seven hundred forty-five) being ordinary registered shares and 138 756 915 (one hundred thirty-eight million seven hundred fifty-six thousand nine hundred fifteen) being preferred registered shares.
4. The version of Clause 7.4 of the Charter of the Company to be as follows:
7.4 The number of shares declared the Company is entitled to offer in addition to offered shares amounts to 81 698 341 (eighty one million six hundred ninety-eight thousand three hundred forty-one) ordinary registered shares of nominal value of 10 (ten) rubles each. Shares to be issued in the book-entry form.